Exhibit 99.1
news release
QLT ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER

For Immediate Release	January 27, 2009
VANCOUVER, CANADA — QLT Inc. (“QLT”) (NASDAQ: QLTI; TSX: QLT) announced the preliminary results of its modified “Dutch Auction” tender offer (the “Offer”), which expired at 5:00 p.m. (Eastern time) on January 26, 2009.
Based on the preliminary report of the depository for the Offer, QLT expects to purchase for cancellation 20,000,000 of its common shares (the “Shares”) at a price of US$2.50 per Share, for a total cost of US$50 million. The purchased Shares represent approximately 26.8% of the Shares outstanding as of January 26, 2009. Shareholders who deposited Shares under the Offer will have approximately 81.8% of their Shares deposited purchased for cancellation, subject to certain limited exceptions. After the repurchase, approximately 54.6 million Shares will remain outstanding.
The number of Shares to be purchased and the price per Share under the Offer are preliminary. Final results will be determined subject to confirmation by the depository of the proper delivery of the Shares validly tendered and not withdrawn.
QLT and the depository expect that the exact number of Shares to be taken up and paid for under the Offer will be determined on or before January 29, 2009. Payment for Shares tendered and accepted for purchase will be made promptly thereafter. The Shares deposited but not purchased, including Shares invalidly deposited, will be returned as promptly as possible.
Goldman, Sachs & Co. and BMO Capital Markets served as dealer managers for the Offer. Georgeson Shareholder Communications Canada, Inc. served as information agent and Computershare Investor Services Inc. served as the depository. For questions and information about the Offer, please contact the information agent, toll free, at 1-866-733-9452.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the field of ophthalmology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our website at www.qltinc.com.
QLT Inc.
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Strickler
Telephone: 646-378-2927
Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” and “forward-looking information” of QLT, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and there are a number of risks, uncertainties and other factors which could cause actual events to differ materially, including but not limited to variations in the depository’s preliminary count and the fact that our intention to purchase our common shares may be impacted by market factors and our operating results, and by other factors described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the SEC and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT assumes no obligation to update such information to reflect later events or developments, except as required by law.